Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

eMagin Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$219,285,343.51	(1)(2)	0.00011020	$24,165.24	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$219,285,343.51
Total Fees Due for Filing				$24,165.24
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$24,165.24

(1)	In accordance with Exchange Act Rule 0-11, the maximum number of securities of eMagin Corporation (“eMagin”) to which this transaction applies is estimated, as of June 1, 2023, to be 107,729,316, which consists of (A) 83,154,573 outstanding shares of common stock of eMagin, $0.001 par value per share (“eMagin common stock”); (B) 1,947,491 shares of eMagin common stock underlying outstanding Company Warrants (as defined within the Schedule 14A); (C) options to purchase 3,229,952 shares of eMagin common stock; (D) 1,673,938 shares of eMagin common stock underlying Company RSUs (as defined within the Schedule 14A); and (E) 17,723,362 shares of eMagin common stock as convertible from eMagin Series B Convertible Preferred Stock.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of June 1, 2023, based on the sum of (A) 83,154,573 outstanding shares of eMagin common stock, multiplied by $2.08 per share; (B) 1,947,491 shares of eMagin common stock underlying outstanding Company Warrants, multiplied by $2.08 per share; (C) options to purchase 3,229,952 shares of eMagin common stock, multiplied by $0.5965 (the difference between $2.08 and the weighted average exercise price of $1.4835 per share) in connection with the transaction; (D) 1,673,938 shares of eMagin common stock underlying Company RSUs, multiplied by $2.08 per share; and (E) 17,723,362 shares of eMagin common stock as convertible from eMagin Series B Convertible Preferred Stock, multiplied by $2.08 per share.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.